EXHIBIT 1

JOINT FILING STATEMENT

This will confirm the agreement by and among all the undersigned that the Schedule 13D filed on or about this date and any amendments thereto with respect to beneficial ownership by the undersigned of shares of the common shares, par value $0.00004 per share, of Airbee Wireless, Inc., is being filed on behalf of each of the undersigned in accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended. This agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Dated: August 6, 2008

BARTFAM, a California limited partnership		BARTMAN BROTHERS, a California general partnership

By:	/s/ Thomas F. Bartman	By:	/s/ John W. Bartman
Name:	Thomas F. Bartman	Name:	John W. Bartman
Title:	General Partner	Title:	General Partner

Thomas F. Bartman, Managing Trustee of The William S. Bartman Marital Trust		Cecile Citron Bartman, Trustee of the Cecile Citron Bartman Trust

/s/ Thomas F. Bartman		/s/ Cecile Citron Bartman
Judith A. Fiskin, Trustee of the Judith A. Fiskin Trust dated April 16, 1996

/s/ Judith A. Fiskin		/s/ John W. Bartman
John W. Bartman

/s/ David A. Bartman		/s/ Michael T. Bartman
David A. Bartman		Michael T. Bartman